Exhibit 10.1

March 10, 2011
(Revising and superseding the March 2, 2011 letter)

Dr. Carlos Paya
37 Saint Germain Ave.
San Francisco, CA  94114

Dear Dr. Paya:

Pursuant to our discussion and in accordance with our letter to you dated December 9, 2010 (the “December 9 Letter”), this is to confirm for you that Elan Pharmaceuticals, Inc. (the "Company" or "Elan") has decided to terminate your employment.  However, as we agreed, you will continue in employment at Elan through April 29, 2011 (your “Severance Date”). You will be expected to perform your duties as outlined in the December 9 Letter and you will continue to receive your current salary and other benefits through your Severance Date.

Except as otherwise noted below, the following paragraphs summarize the post-employment benefits you are eligible to receive in accordance with the Employment Agreement dated November 21, 2008 by and among Elan Pharmaceuticals, Inc., Elan Corporation, PLC and Dr. Carlos Paya, as amended by Amendment No. 1 to the Employment Agreement dated as of June 15, 2009 (together, the “Employment Agreement”).  Please note that certain of the benefits described below are contingent upon your signing the Waiver and Release Agreement attached as Exhibit A hereto (the “Waiver and Release Agreement”) upon the close of your employment.  All payments hereunder are subject to applicable taxes and withholdings.

Severance Payment:
Subject to your execution and non-revocation of the Waiver and Release Agreement, and in accordance with Section 4(b)(i)(A) of the Employment Agreement, you are eligible to receive a lump sum equal to 42 weeks of Salary (36 weeks of Salary plus two additional weeks of Salary for each year of Service).  Notwithstanding the foregoing, subject to your execution and non-revocation of the Waiver and Release Agreement, Elan agrees to pay you a lump sum equal to 78 weeks of Salary (hereinafter referred to as the “Severance Period”), estimated at $900,000.00.

2011 Additional Cash Payment:

Based on your April 29, 2011 Severance Date, you will not be eligible to participate in the Elan Cash Bonus Plan or in Elan’s equity compensation program for the 2011 Performance Year.  However, the Company agrees to pay you an additional cash payment equal to $450,000.00, which is your target annual cash bonus for 2011.  The payment of this additional cash payment is subject to your execution and non-revocation of the Waiver and Release Agreement.

Accrued Obligations:
Pursuant to Section 4(b)(i) of the Employment Agreement, Elan will pay you the following amounts on or around your Severance Date (A) Salary accrued up to and including your Severance Date, (B) payment in lieu of any accrued but unused vacation time, and (C) payment of any unreimbursed expenses pursuant to Section 3(e) of the Employment Agreement.

Career Transition Assistance:

Career transition assistance will be provided to you through Drake Beam Morin, and you will be eligible to participate in an Executive Twelve Month program.  Details of this program will be provided to you in a separate communication.  To receive this benefit, you must begin your career transition program within 60 days of your Severance Date.

Health Plan Coverage:
Pursuant to Section 4(b)(i)(C), for the length of the Severance Period, or until you obtain other employment, if sooner, you shall continue to be eligible to participate in the Company’s health plan (or successor thereto, but excluding participation in any long-term disability plan) for you and, if then applicable, your eligible dependents, as the same may be changed from time to time for employees of Elan generally, as if you had continued in employment during the Severance Period but paying the full (employer and employee share) cost of coverage.  Such payments shall be made within the time period that employees are required to pay Elan for similar coverage.  Your failure to pay the applicable costs shall result in the cessation of the applicable coverage.  The COBRA continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”) shall run concurrently.  During the Severance Period, Elan shall pay you a monthly payment, on the first payroll date of each month, equal to the COBRA cost of continued  health and dental coverage under the health plan, as determined pursuant to Section 4980B of the Code, less the amount that you would be required to contribute for health coverage if an active employee.  These payments will commence on Elan’s first payroll date after your Severance Date and will continue until the end of the Severance Period or the earlier date of the cessation of coverage as provided above.  Elan shall also pay you an additional amount which, after reduction for applicable income and employment taxes owed with respect to such additional amount, equals the income and employment taxes payable with respect to the monthly amount described herein.  Any payments pursuant to this section are subject to your execution and non-revocation of the Waiver and Release Agreement.

All of the terms and conditions of the Company-sponsored medical and dental benefit plans, as amended from time to time, shall be applicable to you (and your eligible dependents) if you are participating in any form of continuation coverage under the Company-sponsored medical and dental benefit plans.

Housing Assistance:
Notwithstanding any provision of your Employment Agreement or the December 9 Letter, your housing and relocation benefits (as outlined in Exhibit A to your Employment Agreement or elsewhere) shall cease as of your Severance Date; provided however that in recognition of your ongoing housing rental obligation through December 31, 2011, Elan agrees to pay you a lump sum cash payment of $80,000.00 (grossed up for taxes).  This cash payment is subject to your execution and non-revocation of the Waiver and Release Agreement.

401 (K) Savings Plan:

If the balance in your 401(k) account is less than $1,000, you must make a distribution election within 30 days of your Severance Date or an automatic lump sum payment will be made (20% federal tax will automatically be withheld).  If the balance in your account is more than $1,000, your account will remain in the plan until you request further action.  Any outstanding 401(k) loan must be paid in full no later than the end of the quarter following the quarter that you separate. Failure to repay the loan will result in an

Equity Grants:
automatic distribution subject to taxes and penalties as prescribed by IRS regulations. If you have any questions concerning your account or wish to initiate a distribution, please contact Wells Fargo at 1-866-401-ELAN (3526).

As of your Severance Date, all of your unvested equity grants (e.g., stock options and restricted stock units) will accelerate and become fully vested.  You will have 24 months after your Severance Date to exercise your option grants. This modified exercise period includes those option grants that vested before your Severance Date.  Notwithstanding the previous sentences, your rights and obligations with respect to all equity grants will be determined in accordance with the terms of the applicable plan and your grant agreement.

A letter enclosing your Optionee Statement and stock option exercise forms will be sent to you separately by the Company’s Stock Administrator upon your separation. This letter will also direct you how to exercise your stock options should you choose to do so.

This letter is intended to summarize certain terms of the Employment Agreement.  If there is any discrepancy between the terms of this letter and the terms of the Employment Agreement, the Employment Agreement will govern.  For the avoidance of doubt, the post-employment benefits described herein shall supersede those provided in the letter to you dated March 2, 2011.

We appreciate your service and dedication to Elan.  If you have any questions or desire additional information, please let me know.

Please indicate your agreement and acknowledgement to the terms and conditions of this letter by returning a signed copy of this letter to Nancy Turock in Elan Human Resources no later than March 11, 2011.

Sincerely,

/s/ Kathleen Martorano
Kathleen Martorano
Executive Vice President
Strategic Human Resources

Acknowledged and Agreed:

/s/ Carlos Paya
Dr. Carlos Paya

EXHIBIT A – WAIVER AND RELEASE AGREEMENT

Waiver and Release Agreement

(1)            General Release.  In consideration for the severance pay and severance benefits to be provided to me under the terms of the Employment Agreement dated November 21, 2008 by and among Elan Pharmaceuticals, Inc., Elan Corporation, PLC and Dr. Carlos Paya, as amended by Amendment No. 1 to the Employment Agreement dated as of June 15, 2009 (together, the “Employment Agreement”) and the letter from Elan Pharmaceuticals, Inc. to me dated March 10, 2011 (the “March 10 Letter”), I, on behalf of myself and my spouse, family and heirs, executors, administrators, attorneys, agents and assigns, hereby waive, release and forever discharge ELAN PHARMACEUTICALS, INC. (the “Company”) and all of its past and present affiliates, parents, subsidiaries and divisions, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners, agents and employee benefit plans and the trustees, fiduciaries and administrators of those plans, past, present and future), and each of its and their respective predecessors, successors and assigns (collectively referred to as “Elan”), from ANY and ALL known or unknown actions, causes of action, claims or liabilities of any kind that have or could be asserted against Elan arising out of or related to my employment with and/or separation from employment with the Company and/or Elan and/or any other occurrence up to and including the date of this Waiver and Release Agreement (“Agreement”), including but not limited to:

•
claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended (the “ADEA”), the Older Workers Benefit Protection Act of 1990, as amended, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, and/or any other federal, state, municipal or local employment discrimination statutes, laws, regulations, ordinances or executive orders (including, but not limited to, claims based on age, sex, attainment of benefit plan rights or entitlement to benefits, race, color, religion, natural origin, source of income, union activities, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation and veteran status); and/or

•
for California employees, claims, actions, causes of action or liabilities arising under Section 1542 of the California Civil Code which states that “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor;” and/or

•
for Pennsylvania employees, claims under 43 Pa. Stat. §§ 954, 955; 16 Pa. Stat. § 41.102 (prohibiting discrimination based on race, color, religious creed, ancestry, age (40+), sex (including pregnancy, childbirth and related medical conditions), national origin, non-job related handicap or disability (physical or mental impairment), use of a guide or support animal, and persons who hold general education development certificates rather than high school diplomas); and/or

•	for New Jersey employees, claims, actions, causes of action or liabilities arising under New Jersey’s Conscientious Employee Protection Act; and/or
•	claims, actions, causes of action or liabilities arising under any other federal, state, municipal or local statute, law, ordinance, regulation, constitution or executive order; and/or
•
any other claim whatsoever including, but not limited to, claims for severance pay (other than claims for severance pay and severance benefits under the Employment Agreement), claims for salary/wages/commissions/bonuses, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, violation of Elan’s personnel policies, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or Elan.

(2)            Exclusions from General Release.  Excluded from the General Release above are any claims or rights which cannot be waived by law, including my right, if any, to accrued vacation, workers compensation benefits, or unemployment insurance benefits.  I also understand that rights or claims under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621, et seq.) that may arise after the date this Agreement is executed are not waived.  Nothing in this Agreement shall be construed to prohibit me from filing a charge or complaint, including a challenge to the validity of this Agreement, with the Equal Employment Opportunity Commission.

(3)            Covenant Not to Sue.  I understand that a “covenant not to sue” is a legal term which means I promise not to file a lawsuit in court.  It is different from the General Release of claims contained in paragraph (1) above because, in addition to waiving and releasing the claims covered by paragraph (1) above, I further agree never to sue the Company and/or Elan in any forum for any reason, including but not limited to claims of any type or based on any laws or theories whatsoever covered by the General Release language in paragraph (1) above.

Notwithstanding this Covenant Not to Sue, I may bring a claim or lawsuit against the Company and/or Elan to enforce this Agreement or to challenge the validity of this Agreement under the ADEA.

If I sue Elan in violation of this Agreement, I shall be liable to Elan for its reasonable attorneys’ fees and other litigation costs incurred in defending against such a suit.  Alternatively, and at the Company’s option, if I sue Elan in violation of this Agreement, Elan can require me to return all but $100 of the severance pay and the cost of the severance benefits paid or made available to me.  I further acknowledge and agree that in the event I breach the provisions of this section, Elan shall be excused from making any further payments otherwise owed to me under paragraph (1) of this Agreement and the severance benefits shall no longer be made available to me.  As indicated above, it would not violate any part of this Agreement to sue Elan to enforce this Agreement, or to challenge the validity of this Agreement under the ADEA.

(4)            Employee Acknowledgements.  I further agree that I (i) have been paid for all hours worked, including overtime; and (ii) have not suffered any on-the job injury for which I have not already filed a claim.

(5)            Rights With Respect to Inventions.  For one year after the termination of my employment with Elan, I will promptly disclose to Elan, or any persons designated by it, all improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or copyrightable, made, conceived, reduced to practice or learned by me, either alone or jointly with others, during the period of my employment or during the one-year period thereafter which are related to or useful in the business of Elan, or result from tasks assigned to me by Elan, or result from use of any premises owned, leased or contracted for by Elan (all such improvements, inventions, formulae, processes, techniques, know-how and data are collectively called “Inventions” below).

I assign to Elan any rights I may have or acquire in all Inventions.  I further agree as to all Inventions to assist Elan in every proper way (but at Elan’s expense and with compensation to me at a reasonable rate for time actually spent by me at the request of Elan on such assistance) to obtain and from time to time enforce patents or copyrights on the Inventions in any country, and to that end I shall execute all documents for use in applying for and obtaining such patents or copyrights and enforcing same, as Elan may desire, together with any assignments thereof to Elan or persons designated by it.

In the event that Elan is unable for any reason to obtain my signature to any lawful and necessary document required to apply for or execute any application with respect to Invention(s) (including renewals, extensions, continuations, divisions or continuations in part thereof), I irrevocably designate and appoint Elan, and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and on behalf of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.

(6)            Confidentiality.  I further agree that I shall keep all terms of this Agreement and my severance pay and severance benefits confidential, except that I may make necessary disclosures to my attorneys or tax advisors that I retain to advise me in connection with this Agreement.  I further agree not to disclose any trade secrets or other confidential and proprietary information (“Confidential Information”) with regard to the business of the Company and/or Elan at any time, directly or indirectly, to any third party or otherwise use such Confidential Information for my or their own benefit or the benefit of others.  The payment of my severance pay and severance benefits are contingent on my keeping the confidentiality promises contained in this paragraph.  I also acknowledge Elan’s right to enforce this confidentiality provision in any court of competent jurisdiction.  I further agree that if I breach this confidentiality provision, Elan shall be irreparably harmed as a matter of law and shall be entitled to immediate injunctive relief, plus its reasonable attorneys’ fees and any other litigation costs incurred in enforcing this provision.

(7)            Disparagement/Cooperation.  I further agree I shall not at any time, directly or indirectly, disparage, defame or speak negatively about the Company and/or Elan, its affiliates, customers or related entities, or its products and services, nor shall I disparage, subvert, disclose or discuss any detail or aspect of the professional careers or personal lives of any of Elan’s directors, officers or employees for any reason whatsoever, except as may be required by law.  I understand that I will not be entitled to severance pay or severance benefits if I violate this paragraph.

I also agree to cooperate with Elan and its legal counsel in connection with any current or future investigation or litigation relating to any matter in which I was involved or of which I have knowledge or which occurred during my employment.  Such assistance shall include, but not be limited to, depositions and testimony, and shall continue until such matters are resolved.

(8)            No Future Employment.  To the extent permitted by law, I further waive, release and discharge the Company and/or Elan from any reinstatement rights which I have or could have.  I further promise not to seek or accept future employment with the Company and/or Elan in any position or capacity.

(9)            Non-Admissions.  The facts and terms of this Agreement are not an admission by the Company and/or Elan of liability or other wrongdoing under any law.

(10)          Additional Employee Acknowledgements.  I further agree that:

•	I am entering into this Agreement knowingly and voluntarily;
•	I have been advised in writing to consult an attorney before signing this Agreement;
•	I have relied solely on my own judgment and/or that of my attorney regarding the consideration for and the terms of this Agreement;
•
the severance pay and severance benefits provided under the Employment Agreement which I will receive for signing this Agreement are consideration in addition to anything to which I am otherwise entitled;

•	I understand I may take no more than forty-five (45) days to consider this Agreement before signing it;
•	no statements or conduct by Elan have in any way coerced or unduly influenced me to execute this Agreement; and
•	this Agreement, along with the Employment Agreement and the March 10 Letter, is the entire agreement between me and Elan regarding the termination of my employment with Elan.
(11)          Revocation/Payment.  I further understand that I may revoke this Agreement within seven (7) days after its signing and that any revocation shall be made in writing and submitted within this seven (7) day period to the General Counsel at Elan.  If I do not revoke this Agreement within the seven (7) day period, the Agreement shall become irrevocable.  I further understand that if I revoke this Agreement, I shall not receive the severance pay nor any severance benefits.

(12)          Known and Unknown Claims.  I FURTHER UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(13)          Severability.  I further acknowledge and agree that if any provision of this Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Agreement shall continue in full force and effect.

(14)          Jurisdiction.  This Agreement shall in all respects be interpreted, enforced and governed under applicable federal law and in the event reference shall be made to state law, the internal laws of the State of California shall apply, without regard to choice of law principles.

(15)          Headings.  The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in construction or interpretation of this Agreement.

*  *  *

To accept the terms of this Agreement, sign and return this Agreement to Nancy Turock in Elan Human Resources.  If you mail the Agreement, it must be postmarked not later than forty-five (45) days from the date you received it or your severance date, whichever occurs later.  You may revoke your acceptance by notifying Elan’s General Counsel in writing not later than seven (7) days from the date you submitted the Agreement.  If you mailed the Agreement, you must submit the revocation not later than seven (7) days from the date your acceptance was postmarked.  Likewise, if you mail the revocation, it must be postmarked not later than seven days from the date you submitted the Agreement.

Carlos Paya (Name of Eligible Employee - Please Print)
_________________________ (Signature of Eligible Employee)
_________________ (Date)
PLEASE RETURN TO: Nancy Turock Elan Pharmaceuticals, Inc. 800 Gateway Blvd. South San Francisco, CA 94080 Ph: (650) 877-0900